UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2018

NEUROTROPE, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38045	46-3522381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1185 Avenue of the Americas, 3rd Floor

New York, New York 10036

(Address of principal executive offices, including ZIP code)

(973) 242-0005

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on December 17, 2018, Neurotrope, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “Purchasers”), pursuant to which the Company agreed to sell to the Purchasers in a registered direct offering an aggregate of 5,012,677 shares of its common stock and Series G warrants to purchase up to an aggregate of 5,012,677 shares of common stock at a combined purchase price of $4.495 per share and accompanying warrant (the “Offering”). The Offering closed on December 19, 2018.

Placement Agent Agreement Amendment

In connection with the Offering, the Company entered into a placement agent agreement, dated December 17, 2018 (the “Placement Agent Agreement”), pursuant to which the company engaged GP Nurmenkari Inc. (“GPN”) to act as its exclusive placement agent in connection with the Offering. The Company agreed to pay GPN (i) a cash fee equal to 8% of the aggregate gross proceeds raised from Purchasers first contacted by GPN in connection with the Offering and (ii) warrants to purchase the number of shares of common stock equal to 8.0% of the aggregate number of shares sold to Purchasers first contacted by GPN in connection with the Offering. The Company also agreed to reimburse GPN an additional $25,000 for its legal expenses.

On December 21, 2018, the Company and GPN agreed to amend the Placement Agent Agreement (the “Placement Agent Agreement Amendment”) to provide that GPN would instead receive warrants to purchase the number of shares of common stock equal to 2%, or 23,693 shares, at an exercise price of $6.25 per share. No other terms of the Placement Agent Agreement were modified. The cash fee and reimbursement of legal fees were not affected by the Placement Agent Agreement Amendment.

Advisory Consulting Agreement Amendments

Also in connection with the Offering, the Company entered into separate advisory consulting agreements, each dated December 14, 2018 (the “Consulting Agreements”), pursuant to which the Company engaged each of Maxim Group LLC (“Maxim”) and Katalyst Securities LLC (“Katalyst”) as advisory financial consultants in connection with the Offering. The Company agreed to pay to each of Maxim and Katalyst a consulting fee of approximately $225,000 and $1.15 million, respectively, plus reimbursement of up to $25,000 of each of their legal expenses. In addition, the Company agreed to pay each of Maxim and Katalyst warrants to purchase 50,000 shares of common stock and 256,000 shares of common stock, respectively.

On December 21, 2018, the Company and Katalyst agreed to amend their Consulting Agreement (the “Katalyst Amendment”) to provide that Katalyst would instead receive a consulting fee of approximately $1.135 million and warrants to purchase 63,157 shares of common stock, at an exercise price of $6.25 per share. On December 31, 2018, the Company and Maxim agreed to amend their Consulting Agreement (the “Maxim Amendment”) to provide that Maxim would instead receive warrants to purchase 12,500 shares of common stock, at an exercise price of $6.25 per share. No other terms of the Consulting Agreements were modified. The cash fee and reimbursement of legal fees were not affected by the Maxim Amendment or the Katalyst Amendment.

The foregoing descriptions of the Placement Agent Agreement Amendment, the Maxim Amendment and the Katalyst Amendment are not complete and are qualified in their entireties by reference to the full text of each of the Placement Agent Agreement Amendment, the Maxim Amendment and the Katalyst Amendment, copies of which are attached to this report as Exhibit 10.1, 10.2 and 10.3, respectively.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures in Item 1.01 of this Form 8-K regarding the warrants to be issued to the placement agent and consultants are incorporated by reference into this Item 3.02.

The placement agent warrants and consultant warrants described in Item 1.01 above shall be issued pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amendment to Placement Agent Agreement, dated as of December 21, 2018, by and between the Company and GP Nurmenkari Inc.

10.2	Amendment to Advisory Consulting Agreement, dated as of December 31, 2018, by and between the Company and Maxim Group LLC.

10.3	Amendment to Advisory Consulting Agreement, dated as of December 21, 2018, by and between the Company and Katalyst Securities LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROTROPE, INC.

Dated: December 31, 2018	By:	/s/ Robert Weinstein
Name: Robert Weinstein
Title: Chief Financial Officer,
Executive Vice President, Secretary and Treasurer